Exhibit 8.1

List of Subsidiaries

	Country of incorporation	Voting interest (%) as of December 31,2010
Afinco Américas Madeira, SGPS, Soc. Unipessoal Ltda.	Portugal	100.00%
Banco Dibens S.A. (1)	Brazil	100.00%
Banco Fiat S.A. (2)	Brazil	100.00%
Banco Investcred Unibanco S.A. (1)	Brazil	50.00%
Banco Itaú Argentina S.A.	Argentina	100.00%
Banco Itaú BBA S.A.	Brazil	99.99%
Banco Itaú Chile S.A.	Chile	99.99%
Banco Itaú Europa Luxembourg S.A.	Luxembourg	99.98%
Banco Itaú BBA International S.A.	Portugal	99.99%
Banco Itaú Paraguay S.A. (1)(3)	Paraguay	99.99%
Banco Itaú Uruguay S.A.	Uruguay	100.00%
Banco ItauBank S.A.	Brazil	100.00%
Banco Itaucard S.A. (2)	Brazil	100.00%
Banco Itaucred Financiamentos S.A. (2)	Brazil	100.00%
Banco Itauleasing S.A. (2)	Brazil	100.00%
BIU Participações S.A. (4)	Brazil	66.15%
Cia Itaú de Capitalização	Brazil	99.99%
Dibens Leasing S.A. - Arrendamento Mercantil (1)(2)	Brazil	100.00%
FAI - Financeira Americanas Itaú S.A. Crédito, Financiamento e Investimento	Brazil	50.00%
Fiat Administradora de Consórcios Ltda.	Brazil	99.99%
Financeira Itaú CBD S.A. Crédito, Financiamento e Investimento	Brazil	50.00%
Hipercard Banco Múltiplo S.A. (1)(2)	Brazil	100.00%
Itaú Administradora de Consórcios Ltda.	Brazil	99.99%
Itaú Bank, Ltd.	Cayman Islands	100.00%
Itaú Corretora de Valores S.A. (2)	Brazil	100.00%
Itaú Seguros S.A.	Brazil	100.00%
Itaú Unibanco S.A.	Brazil	100.00%
Itaú Vida e Previdência S.A.	Brazil	100.00%
Itaú XL Seguros Corporativos S.A. (5)	Brazil	100.00%
Itaúsa Export S.A.	Brazil	100.00%
Luizacred S.A. Sociedade Crédito Financiamento Investimento (1)	Brazil	50.00%
Oca Casa Financiera S.A.	Uruguay	100.00%
Orbitall Serviços e Processamento de Informações Comerciais S.A.	Brazil	99.99%
Ponto Frio Leasing S.A. Arrendamento Mercantil (1)	Brazil	50.00%
Redecard S.A. (6)	Brazil	50.01%
Unibanco - União de Banco Brasileiros S.A. (1)	Brazil	100.00%
Unibanco Holdings S.A. (1)	Brazil	100.00%
Unibanco Cayman Bank Ltd (1)	Cayman Islands	100.00%
Unibanco Participações Societárias S.A. (1)(2)	Brazil	100.00%
Unicard Banco Múltiplo S.A. (1)(2)	Brazil	100.00%

(1) Company consolidated as of February 2009 as a result of the acquisition of control in Unibanco and Unibanco Holdings, as described in Note 3a to our consolidated financial statements.

(2) As of December 31, 2009, we had 9.,99% interest in these subsidiaries.

(3) New denomination of former Interbanco S.A.

(4) Company consolidated as of February 2009 as a result of the acquisition of Unibanco, which held a 24.49% interest.

(5) Through December 31, 2009, we held 50% plus one voting share of Itaú XL but did not have control due to veto rights held by the other shareholder. On May 12, 2010 we paid in cash R$ 157 to purchase all outstanding shares of Itaú XL and we have consolidated Itaú XL from such date. No significant gain or loss resulted upon obtaining  control of Itaú XL.

(6) Company consolidated as of  March 2009, at the time of the acquisition of control, as described in Note 3b to our consolidated financial statements.